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                                                                    EXHIBIT 10.4

                                                                      AS AMENDED
                                                               DECEMBER 13, 2004

                             EMS TECHNOLOGIES, INC.

                      OFFICERS' DEFERRED COMPENSATION PLAN

                                    ARTICLE I

                         INTRODUCTION AND ESTABLISHMENT

            EMS Technologies, Inc. (the "Company") hereby establishes the EMS Technologies, Inc. Officers' Deferred Compensation Plan (the "Plan") for the benefit of certain management employees of the Company. The Plan was originally adopted by the Company's Board of Directors (the "Board") on, and was effective as of, November 13, 2003. The Plan, as amended and restated was adopted by the Board on, and is effective as of, December 13, 2004.

                                   ARTICLE II

                                   DEFINITIONS

            When used in this Plan, the following terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

      2.1 "Account" means the records maintained by the Plan Administrator to determine each Participant's interest under this Plan. Such Account may be reflected as an entry in the Employer's records, or as a separate account under any trust established to provide benefits under the Plan, or as a combination of both. The Plan Administrator may establish additional subaccounts as it deems necessary for the proper administration of the Plan.

      2.2 "Applicable Regulations" means any provisions of the Internal Revenue Code or of regulations adopted thereunder, either as in effect from time to time, compliance with which is specified therein as a requirement for deferral into a subsequent tax year of recognition as taxable income of Compensation with respect to any Plan Year.

      2.3 "Beneficiary" means the person or persons last designated in writing by a Participant to receive the amount in his or her Account in the event of such Participant's death; or if no designation shall be in effect at the time of a Participant's death or if all designated Beneficiaries shall have predeceased the Participant, then the Beneficiary shall be such Participant's surviving spouse, if any, and if none, the Participant's estate.

      2.4 "Compensation" with respect to any Plan Year means (i) all salary paid during such year in accordance with the Employer's normal payroll practices, and (ii) all bonus and other cash compensation earned during or in respect of services provided during such Year, regardless of whether paid during or subsequent to such Year.

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      2.5   "Election Form" means the form prescribed by the Plan Administrator on which a Participant may specify the amount of his or her Compensation that is to be deferred pursuant to the provisions of Article III, and the times and form of payment pursuant to Article IV.

      2.6 "Employer" means the Company and each direct or indirect wholly owned subsidiary of the Company that is the employer of a Participant.

      2.7 "Officer" means any employee of the Company or any direct or indirect wholly owned subsidiary of the Company who holds a title, at either the Company or divisional level, of vice president or higher, controller or general counsel.

      2.8 "Participant" means any eligible Officer who has satisfied the requirements for participation in this Plan and who has an Account.

      2.9 "Plan Administrator" means the committee or individual appointed pursuant to the provisions of this Plan to administer the Plan. In the absence of such appointment, the Company shall be the Plan Administrator.

      2.10  "Plan Year" means the calendar year.

                                   ARTICLE III

                                  PARTICIPATION

      3.1 Eligibility to Participate. Each Officer shall be eligible to participate in the Plan and shall become a Participant upon completion of the Election Form provided for in Section 3.3 below. A Participant shall continue to be eligible to participate in the Plan for so long as he or she shall continue to be an Officer.

      3.2 Deferral Election. Each Participant may elect to defer under the Plan any whole percentage of his or her Compensation (but not less than 10 % of the Compensation to which the election pertains), in the manner described in
Section 3.3. The amount deferred by the Participant shall be deducted each pay period in which the Participant has Compensation during his period of participation in the Plan, but the Participant shall nonetheless be responsible for FICA, Medicare and other applicable taxes required at the time to be withheld by the Employer.

      3.3 Time and Manner of Election. An eligible Officer desiring to become a Participant shall complete an Election Form indicating the percentage or dollar amount of Compensation with respect to a Plan Year to be deferred under the Plan. Such election may be separately stated with respect to salary, bonus or other forms of cash compensation. Such election must be made prior to the period of service for which the subject Compensation would otherwise be payable, but in any event prior to the beginning of such Plan Year (or within 30 days of his or her initial eligibility to participate).

      If an Officer who is a Participant for a Plan Year fails to file a properly completed and duly executed Election Form with the Plan Administrator prior to the first day of the succeeding Plan Year, he or she will be deemed to have elected the same deferral percentage(s) as in his or her most recent prior deferral election, which shall remain in effect for each succeeding Plan Year until a new Election Form is properly submitted. Except as provided in Section 3.4, a Participant may not, after the applicable election date, discontinue his or her election to participate or change the percentage of Compensation he or she has elected to defer for a Plan Year.

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            The Participant shall designate on the Election Form (or on a separate form provided by the Plan Administrator) a Beneficiary to receive payment of amounts in his or her Account in the event of death.

      3.4 Change of Election. A Participant may at any time during the Plan Year terminate an election and discontinue future deferrals of Compensation under this Plan by providing written notice to the Plan Administrator prior to the start of the next payroll period for which Compensation will be payable, unless such termination and discontinuance would not be consistent with Applicable Regulations. In such event, Compensation earned for services subsequent to such termination notice will be paid directly to the Participant and will not be subject to the prior deferral election. A Participant who elects to discontinue participation in the Plan for a Plan Year may not recommence participation in the Plan until the next following Plan Year (or such later Plan Year in which he or she is again eligible to participate), provided the Participant completes and executes the required Election Form prior to the beginning of the subsequent Plan Year. Increases or decreases in the amount a Participant elects to defer (other than a suspension of deferrals) shall not be permitted during the Plan Year.

                                   ARTICLE IV

                            INTEREST OF PARTICIPANTS

      4.1   Accounting for Participants' Interests.

            (a) Deferrals. Each Participant's Account shall be credited with the amounts of Compensation deferred by the Participant under this Plan, for each pay period during which he or she is a Participant, until such time as the Account is fully distributed. The timing and manner in which amounts are credited to Participants' Accounts under this Plan shall otherwise be determined by the Employer and the Plan Administrator in their discretion.

            (b) Account Interest. The Participant's Account shall be credited with interest, compounded semi-annually, at the prime rate for commercial borrowers specified by SunTrust Bank in effect on the first day of each calendar quarter, except that (i) a Participant may agree with respect to any particular category of Compensation deferred under the Plan that no, or a lesser amount of, interest shall be credited with respect thereto, and (ii) no interest shall accrue or be payable after the Participant ceases to be an employee of the Company or a direct or indirect wholly owned subsidiary, unless as a result either of retirement with the consent of the Employer or of a disability (as determined by the Plan Administrator).

      4.2 Vesting of a Participant's Account. A Participant's interest in the value of his or her Account shall at all times be 100% vested and nonforfeitable.

      4.3 Distribution of a Participant's Account. A Participant's Account shall be distributed as provided in this Section 4.3.

            (a) Date Specified in Participant's Election. Each Participant may, at the time of making a deferral election, designate the date or dates on which amounts deferred as a result of such election (together with interest earned thereon) shall be distributed. No such distribution shall be over a period exceeding ten years, nor commence sooner than the calendar year immediately succeeding the Plan Year of the deferral, and all

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            distributions must be completed not later than ten years following the Participant's termination of employment. Separate dates may be specified for deferrals of salary, bonus or other forms of cash compensation. Any such designation may be changed on one occasion to further defer the distribution date or dates by not less than five years from the date that such payment was scheduled to be made or begin (a "Further Five-Year Deferral Election") by submission of a revised Election Form not later than 12 months prior the specified distribution date.

            (b) Retirement or Other Termination of Employment. In the event the Participant retires or has an other termination of employment, the amount credited to his or her Account shall be paid to such Participant in a lump sum, unless the Participant shall have designated at the time of his or her initial enrollment, or on not more than one Further Five-Year Deferral Election that is submitted at least 12 months prior to the event giving rise to payment, that payment be made in substantially equal annual installments over a period of years (not to exceed ten).

            Payment shall be made or shall commence as soon as practical after such retirement or other termination of employment; provided, however, the Participant may elect to delay the commencement of payment until the date specified on the Election Form (subject to the requirements of paragraph (a) above), if such election to defer payment is made at the time of his or her initial enrollment or thereafter on one occasion as a Further Five-Year Deferral Election made at least 12 months prior to the date of retirement or other termination; and provided further, however, that any Participant designated in Applicable Regulations, based on his or her compensation and/or ownership of the Company's common stock, as being subject to more restrictive times for the making or commencement of payments, shall be subject to such more restrictive times, regardless of the terms of such Participant's original election.

            If the election as to the form or time of payment is not made upon initial enrollment or thereafter at least 12 months prior to the date of retirement or other termination of employment, the balance credited to the Participant's Account shall, subject to the second proviso of the preceding paragraph, be paid as he or she elected most recently, but at least 12 months prior to the date of termination; provided, however, that if the termination is due to the Participant's suffering a disability (as determined by the Plan Administrator, consistent with Applicable Regulations), the foregoing 12-month restriction will not apply. In the absence of a valid election, the balance credited to the Account shall, subject to the second proviso of the preceding paragraph, be paid in a lump sum as soon as practical after his or her effective date of retirement or other termination of employment.

            (c) Effect of Applicable Regulations. In the event Applicable Regulations shall specify minimum or maximum standards for initial or modified elections as to the form or time of payments of amounts credited to a Participant's Account, any such elections shall be subject to compliance with such standards, as if set forth in this Plan.

            (d) Death of Participant. In the event of the death of a Participant, distribution of the balance credited to his or her Account as of the date of death shall be made to his or her Beneficiary(ies) in a lump sum, as soon as practical thereafter.

            (e) Change in Control. In the event that a change in control of the Company shall occur without the approval of a majority of the members of the Board having no

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            affiliation with, and not nominated or otherwise designated for membership on the Board by, the party or parties acquiring control, the balances credited to the Account of each Participant shall be distributed to him or her as soon as practicable thereafter. For these purposes a "change in control" shall be deemed to have occurred if any person or group (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), becomes the holder of 50% or more of the outstanding shares of the Company's voting common stock, provided however, that if Applicable Regulations specify a more restrictive definition of "change in control," then such more restrictive definition shall prevail.

      4.4 Early Distributions. Except as expressly provided in this Section 4.4, no payment of benefits shall be made under this Plan prior to the distribution date established pursuant to Section 4.3 above. A Participant who is suffering an unforeseen and severe financial hardship as a result of an illness or accident affecting the Participant or his or her immediate family, or loss of Participant's property due to casualty, or of such other similar extraordinary and unforeseeable circumstances, arising as a result of events beyond the control of the Participant, as the Plan Administrator may establish in accordance with Applicable Regulations, may file a written request with the Plan Administrator for distribution of all or a portion of the amount credited to his or her Account. The Plan Administrator shall have sole discretion to determine whether to grant a Participant's hardship request and the amount to distribute to the Participant. The Plan Administrator shall not authorize distribution of an amount in excess of that reasonably necessary to alleviate the hardship, after consideration of both taxes owed on the distribution and other financial resources available to the Participant. Any Participant who receives a hardship distribution shall not be eligible to make additional deferrals of Compensation to the Plan for a period of 12 months immediately following the date of the distribution. If such Participant becomes eligible under the preceding sentence prior to the last day of a Plan Year, he or she must elect to participate within 30 days of the date he becomes so eligible, and may not again become a Participant until the first day of the immediately following Plan Year.

                                    ARTICLE V

                               PLAN ADMINISTRATOR

      5.1 Action. If a committee serves as the Plan Administrator, it may take action with or without a meeting of committee members; provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. No member of any such committee, nor the appointed individual, may participate in any decision that solely affects his or her own Account. The Plan Administrator shall maintain records of the Plan Administrator's proceedings and other records and documents pertaining to the administration of the Plan.

      5.2 Right and Duties. The Plan Administrator shall administer and manage the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

                  i.    To construe, interpret, and administer the Plan;

                  ii. To make allocations and determinations required by the Plan, and to maintain records regarding Participants' Accounts;

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                  iii.  To compute and certify to the Employer the amount and kinds of benefits payable to Participants or their Beneficiary(ies), and to determine the time and manner in which such benefits are to be paid;

                  iv. To authorize all disbursements by the Employer pursuant to the Plan;

                  v. To maintain (or cause to be maintained) all the necessary records of the administration of the Plan;

                  vi. To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

                  vii. To delegate to other individuals or entities from time to time the performance of any duties or responsibilities hereunder; and

                  viii. To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

            The Plan Administrator shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, and to determine the amount and manner of payment of such benefits, and its decisions on such matters shall be final and conclusive on all parties; provided, however, that all such determinations and decisions shall be consistent with and subject to Applicable Regulations and the express provisions of the Plan.

      5.4 Compensation, Indemnity and Liability. The Plan Administrator shall serve as such without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator shall be paid by the Company. If the Plan Administrator is a committee, no member of the committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his or her own part excepting willful misconduct. The Company shall indemnify and hold harmless the Plan Administrator and each member of the committee, if any, against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of membership on the committee, excepting only expenses and liabilities arising out of his or her own willful misconduct.

      5.5 Taxes. If the whole or any part of any Participant's Account shall become liable for the payment of any estate, inheritance, income or other tax which the Employer shall be required to pay or withhold, the Employer shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant whose interests hereunder are so liable. The Employer shall provide the Participant notice of such withholding. Prior to making any payment, the Employer may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

                                   ARTICLE VI

                                CLAIMS PROCEDURE

      6.1 Claims for Benefits. If a Participant or Beneficiary(ies) (hereafter, "Claimant") does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator or to the Company. If the claim is denied, the Plan Administrator shall notify the Claimant in writing within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for

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processing the claim, the Plan Administrator shall furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension shall not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to have the claim for benefits reviewed.

      6.2 Appeals. Each Claimant whose claim for benefits has been denied may file a written request for a review of his claim by the Plan Administrator. The request for review must be filed within 60 days after receipt of the written notice denying the claim. The decision of the Plan Administrator will be made within 60 days after receipt of a request for review and shall be communicated in writing to the Claimant. Such written notice shall set forth the basis for the Plan Administrator's decision. If there are special circumstances that require an extension of time for completing the review, the Plan Administrator's decision shall be rendered not later than 120 days after receipt of a request for review.

                                   ARTICLE VII

                            AMENDMENT AND TERMINATION

      7.1 Amendments. The Board shall have the right in its sole discretion to amend this Plan in whole or in part at any time, and all Participants shall be bound thereby; provided, however, that no such amendment shall reduce either the amounts credited at that time to any Participant's Account or the interest to be paid on such amounts prior to their distribution in accordance with each Participant's elections then in effect.

      7.2 Termination of Plan. The Company expects to continue the Plan, but does not obligate itself to do so. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any state thereof). Termination of the Plan shall be binding on all Participants, but in no event may such termination reduce the amounts credited at that time to any Participant's Account, or the interest to be paid on such amounts prior to their distribution. If the Plan is terminated, amounts theretofore credited to Participants' Accounts shall either be paid in a lump sum immediately, or distributed in some other manner consistent herewith, as determined by the Plan Administrator in its sole discretion.

                                   ARTICLE VII

                                  MISCELLANEOUS

      8.1 Limitation on Participant's Rights. Participation in the Plan shall not give any Participant the right to be retained in the Company's employ or any right or interest in the Plan or any assets of the Company other than as herein provided. The Company and each Employer reserve the right to terminate the employment of any Participant without any liability for any claim against the Company under the Plan, except to the extent provided herein.

      8.2 Benefits Unfunded. The benefits provided by the Plan shall be unfunded. All amounts payable hereunder shall be paid from the general assets of the Company or Employer, and nothing contained herein Plan shall require the Company or Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Plan shall create only a contractual obligation on the part of the Company or Employer, and Participants shall have the status of general unsecured creditors of the Company or Employer with respect to amounts of Compensation they defer hereunder or any other obligation of the Company or Employer to pay benefits pursuant hereto. Any

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funds available to pay benefits pursuant to the Plan shall be subject to the claims of general creditors of the Company or Employer, and may be used for any purpose by the Company or Employer.

            Notwithstanding the preceding paragraph, the Company or Employer may, with the approval of the Board, at any time transfer assets to a trust established under the laws of a jurisdiction within the United States, for purposes of paying all or any part of its obligations under the Plan. However, such transferred amounts shall remain subject to the claims of general creditors of the Company or Employer to the extent specified in, and in accordance with the terms of, such trust. To the extent that assets are held in the trust when a Participant's benefits under the Plan become payable, the Plan Administrator shall direct the trustee to make trust assets available to pay such benefits to the Participant. Any payments made to a Participant or Beneficiary(ies) from such trust shall relieve the Company and Employer from any further obligations under the Plan only to the extent of such payment.

      8.3 Other Plans. The Plan shall not affect the right of any Officer or Participant to participate in and receive benefits under and in accordance with the provisions of any other benefit plans which are now or hereafter maintained by the Employer, unless the terms of such other benefit plan or plans specifically provide otherwise.

      8.4 Receipt or Release. Any payment to a Participant in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

      8.5 Governing Law. The Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

      8.6 Employers. Each Employer shall be the primary obligor with respect to the Plan benefits that are owed to a Participant who is employed by the Employer, and if a trust is established pursuant to Section 8.2, such Employer shall make contributions to the trust on behalf of the Participants that it employs.

      8.7 Gender, Tense, and Headings. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

      8.8 Nonalienation of Benefits. The amounts credited to the Account of a Participant shall not (except as provided in Section 5.5) be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, shall be null and void and not binding on the Plan or the Company or Employer.

      8.9 Conformance with Section 409A. At all times during each Plan Year, this Plan shall be operated in accordance with the requirements of Section 409A of the Internal Revenue Code and the applicable regulations and other guidance of general applicability that is issued thereunder ("Section 409A"). Any action that may be taken (and, to the extent possible, any action actually taken) by the

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Plan Administrator or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. Any provision in this Plan document that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Plan document that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. If the Plan in form or operation does not comply with any provision of Section 409A, compliance with which is specified therein as a requirement for deferral into a subsequent tax year of recognition as taxable income of Compensation with respect to any Plan Year, that defect in form or operation shall be treated for the purposes of this
Section 8.9 as violating Section 409A.

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